                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- - --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Amended Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              THE FIRST YEARS INC.
                (Name of Registrant as Specified In Its Charter)

                              THE FIRST YEARS INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- - --------------------------------------------------------------------------------

                              THE FIRST YEARS INC.
                                ONE KIDDIE DRIVE
                           AVON, MASSACHUSETTS 02322
                              TEL. (508) 588-1220

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 16, 1996
                            ------------------------

     Notice is hereby given that the Annual Meeting of Stockholders of The First Years Inc. (the "Company") will be held on Thursday, May 16, 1996, at 10:30 a.m., local time, at the Marriott Courtyard Hotel, 100 Technology Center Drive, Stoughton, Massachusetts, for the following purposes:

     1. To elect two Class I Directors to the Board of Directors with terms expiring at the 1999 Annual Meeting of Stockholders.

     2. To ratify the selection by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 1996.

     3.. To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.

     Stockholders of record at the close of business on March 22, 1996 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open.

     All stockholders are cordially invited to attend the meeting.

            STOCKHOLDERS ARE URGED TO MARK, SIGN AND RETURN PROMPTLY
                THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE

                                            By order of the Board of Directors


                                            Evelyn Sidman
                                                Clerk
Avon, Massachusetts
April 15, 1996

                              THE FIRST YEARS INC.
                                ONE KIDDIE DRIVE
                           AVON, MASSACHUSETTS 02322
                              TEL. (508) 588-1220

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The First Years Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 16, 1996, at 10:30 a.m., local time, at the Marriott Courtyard Hotel, 100 Technology Center Drive, Stoughton, Massachusetts and at any adjournments of that Meeting ("Meeting").

     The representation in person or by proxy by at least a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the Meeting. An affirmative vote of holders of a majority of the shares of the Company's Common Stock, present or represented, and entitled to vote at the Meeting, is required for the approval of all the proposals presented to the Company's stockholders at the Meeting other than the election of directors which requires a plurality of votes cast for any nominee or nominees at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes.

     Abstentions and broker non-votes (i.e. shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. Abstentions are entitled to vote and thus have the effect of a vote against a proposal other than election of directors. In contrast, broker non-votes are not entitled to vote and thus will have no effect on the outcome of a proposal.

     All proxies will be voted in accordance with the instructions contained in the proxy and if no choice is specified, a proxy will be voted in favor of a proposal unless it constitutes a broker non-vote. Any proxy may be revoked by a stockholder at any time before it is exercised, by written or oral request to Evelyn Sidman, Clerk of the Company. A proxy may also be revoked by a stockholder attending the Meeting and voting in person.

     Only holders of Common Stock of record at the close of business on March 22, 1996 will be entitled to vote at the Meeting. On December 31, 1995, there were outstanding 4,515,142 shares of Common Stock of the par value of $.10 per share. All Common Stock share numbers included in this Proxy Statement reflect the two-for-one split of the Company's Common Stock effected in the form of a stock dividend which was paid on or about December 29, 1995. With respect to all matters which will come before the Meeting, each stockholder may cast one vote for each share registered in his name on the record date.

     The Company's Annual Report for the fiscal year ended December 31, 1995 was mailed to the stockholders with the mailing of this Notice and Proxy Statement on or about April 15, 1996.


       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, to the knowledge of the Company, the beneficial ownership of the Common Stock of the Company as of February 14, 1996 by (i) persons owning more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table on page 8 who were serving as executive officers at the end of the 1995 fiscal year and (iv) all directors and executive officers of the Company as a group:

                                                                 AMOUNT AND
                                                                  NATURE OF
                                                                 BENEFICIAL       PERCENTAGE
             NAME AND ADDRESS OF BENEFICIAL OWNER               OWNERSHIP(1)       OF CLASS
             ------------------------------------               -------------     -----------
Evelyn Sidman.................................................    1,163,400(2)        25.8%
     One Kiddie Drive
     Avon, MA

Jerome M. Karp................................................      160,520(3)         3.6%
     One Kiddie Drive
     Avon, MA

Ronald J. Sidman..............................................      552,670(4)        12.1%
     One Kiddie Drive
     Avon, MA

Benjamin Peltz................................................      354,468(5)         7.8%
     One Kiddie Drive
     Avon, MA

Fred T. Page..................................................       22,600(6)       *
     c/o The First Years Inc.
     One Kiddie Drive
     Avon, MA

Merton N. Alperin.............................................       19,000(7)       *
     c/o The First Years Inc.
     One Kiddie Drive
     Avon, MA

John N. Colantuone............................................       11,002(8)       *
     One Kiddie Drive
     Avon, MA

Wayne Shea....................................................       12,136(9)       *
     One Kiddie Drive
     Avon, MA

Adrian E. Roche...............................................        5,664(10)      *
     One Kiddie Drive
     Avon, MA

Santa Monica Partners, L.P....................................      346,000(11)        7.7%
     Two Madison Avenue
     Larchmont, NY

Quest Advisory Corp...........................................      347,672(12)        7.7%
Quest Management Company
Charles M. Royce
     1414 Avenue of the Americas
     New York, NY

                                                                 AMOUNT AND
                                                                  NATURE OF
                                                                 BENEFICIAL       PERCENTAGE
             NAME AND ADDRESS OF BENEFICIAL OWNER               OWNERSHIP(1)       OF CLASS
             ------------------------------------               -------------     -----------
All directors and executive officers as a group
     (12 persons).............................................    2,321,960(13)       49.6%

- - ---------------

* Less than 1% of outstanding shares of Common Stock.

     (1) Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to shares listed.

     (2) Includes 811,080 shares owned beneficially by Mrs. Sidman as the Personal Representative of the estate of her late husband, Marshall B. Sidman. Mrs. Sidman has sole voting and investment power over such shares.

     (3) Includes 114,000 shares owned beneficially by Mr. Karp's wife, Eleanor
J. Karp, who has sole voting and investment power with respect to such shares. Mr. Karp disclaims any beneficial interest in such shares.

     (4) Includes 48,670 shares issuable to Mr. Sidman pursuant to currently exercisable stock options.

     (5) Includes 34,668 shares issuable to Mr. Peltz pursuant to currently exercisable stock options. 4,800 shares are owned jointly by Mr. and Mrs. Peltz.

     (6) Includes 19,000 shares issuable to Mr. Page pursuant to options, which are either currently exercisable or will be exercisable within the next sixty days.

     (7) Includes 19,000 shares issuable to Mr. Alperin pursuant to options, which are either currently exercisable or will be exercisable within the next sixty days.

     (8) Includes 11,002 shares issuable to Mr. Colantuone pursuant to currently exercisable stock options.

     (9) Includes 11,336 shares issuable to Mr. Shea pursuant to currently exercisable stock options.

     (10) Includes 5,664 shares issuable to Mr. Roche pursuant to currently exercisable stock options.

     (11) As reported on Schedule 13D filed with the Securities and Exchange Commission in August 1994, Lawrence J. Goldstein, general partner of Santa Monica Partners, L.P., may be deemed to beneficially own 346,000 shares of the Company's outstanding stock and shares voting and dispositive power with Santa Monica Partners, L.P. over such shares.

     (12) As reported on Schedule 13G filed with the Securities and Exchange Commission in February 1996, Quest Advisory Corp., Quest Management Company and Charles M. Royce are members of a "group" within the meaning of Rule 13(d) (3) of the Exchange Act of 1934; Quest Advisory Corp. has sole voting and dispositive power over 304,072 shares; Quest Management Company has sole voting and dispositive power over 43,600 shares; and Mr. Royce may be deemed to beneficially own the shares of Quest Advisory Corp. and Quest Management Company but disclaims beneficial ownership of the shares held by each.

     (13) The total for all directors and executive officers as a group includes 169,840 shares issuable to the directors and officers pursuant to currently exercisable stock options or to options exercisable within the next 60 days. The total also includes shares owned beneficially by spouses which have been counted only once.

                             ELECTION OF DIRECTORS
                                (NOTICE ITEM 1)

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. Currently the three classes -- Class I, Class II and Class III -- consist of two directors each, whose terms expire, respectively, at the 1996, 1997 and 1998 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, a Class of directors are elected for a term of three years or until their successors are chosen and qualified. The two Class I directors elected at this Meeting will be elected to serve until the 1999 Annual Meeting of Stockholders.

     The Board of Directors has fixed the number of directors at six and has designated as Class I director nominees Jerome M. Karp and Fred T. Page. Each of the nominees is currently a Class I director of the Company.

     The persons named in the proxy will vote to elect Jerome M. Karp and Fred
T. Page as Class I directors, unless authority to vote for the election is withheld by marking the proxy to that effect, or the proxy is marked with the names of directors as to whom authority to vote is withheld. If a nominee becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable.


     Set forth below is certain information furnished to the Company by each director of the Company (including the two nominees for Class I director).
Information regarding the number of shares of the Company's Common Stock beneficially owned by each of them, directly or indirectly, as of February 14, 1996, appears on pages 3 and 4:

                 NOMINEES FOR ELECTION AS CLASS I DIRECTORS --
             TERMS EXPIRING AT THE 1999 ANNUAL STOCKHOLDERS MEETING

                                                                                          YEAR
                                                                                          FIRST
                                                                                          BECAME
               NAME AND PRINCIPAL OCCUPATION OR EMPLOYMENT(1)(2)                  AGE     DIRECTOR
- - --------------------------------------------------------------------------------  ---     ----
Jerome M. Karp, Vice Chairman of the Board of Directors.........................   68     1969
Fred T. Page, President -- Network Services, Southern New England
  Telecommunications Corporation................................................   49     1988

                CLASS II DIRECTORS -- TERMS EXPIRING AT THE 1997
                          ANNUAL STOCKHOLDERS MEETING

Evelyn Sidman, Clerk of the Company.............................................   82     1979
Merton N. Alperin, CPA and Financial Consultant.................................   73     1988

               CLASS III DIRECTORS -- TERMS EXPIRING AT THE 1998
                          ANNUAL STOCKHOLDERS MEETING

Ronald J. Sidman, Chairman of the Board, Chief Executive Officer and
  President.....................................................................   49     1975
Benjamin Peltz, Senior Vice President and Treasurer.............................   56     1975

- - ---------------

     (1) Jerome M. Karp has been employed by, and held the same position with, the Company for over five years. Mr. Page has been President -- Network Services of Southern New England Telecommunications Corporation ("SNET") since January 1994 and has been with SNET for over five years. Mr. Ronald J.

Sidman has served as President of the Company for over five years and was elected to the offices of Chairman of the Board and Chief Executive Officer on March 28, 1995. Benjamin Peltz has been employed by, and held the same position with the Company for over five years. Mr. Alperin, a Certified Public Accountant, has been a financial consultant for over five years and was Chairman of the Board of Public Accountancy of Massachusetts for the years 1979, 1982 and 1984. Evelyn Sidman has been employed by, and held the same position with, the Company for over five years.

     (2) Evelyn Sidman is the mother of Ronald J. Sidman. Benjamin Peltz is Mrs. Sidman's son-in-law.

COMMITTEES OF THE BOARD

     The Board of Directors of the Company has an Audit Committee and a Compensation Committee. It does not have a Nominating Committee.

     The Audit Committee is responsible for reviewing the Company's financial statements. Among other matters, the Audit Committee reviews the Company's expenditures, reviews the Company's internal accounting controls and financial statements, reviews with the Company's independent auditors the scope of their audit, their independent auditors' report and recommendations, and recommends the selection of the Company's independent auditors. During 1995, the Audit Committee, which consists of Messrs. Alperin and Page, held two meetings.

     The Compensation Committee is responsible for approving and reporting to the Board of Directors on the annual compensation for all executive officers including salaries, fringe benefits and incentive compensation paid to the executive officers under the Company's 1995 Restated Annual Incentive Plan ("Annual Incentive Plan"). The Committee is also responsible for both administering and granting stock options, stock appreciation rights, stock awards, and other awards under the Company's 1993 Equity Incentive Plan. During 1995, the Compensation Committee, which consists of Messrs. Alperin, and Page, held three meetings.

     During 1995, the Board of Directors held eleven meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all Committees of the Board on which he or she then served.

COMPENSATION OF DIRECTORS

     The Company pays each director who is not an employee of the Company an annual retainer of $12,500 for Board service, plus attendance fees of $750 per meeting for each Board or committee meeting attended. The Company also reimburses expenses incurred in connection with service on the Board.

     Non-employee directors are also eligible to receive an option each year to purchase 3,000 shares of the Company's common stock under the Company's 1993 Stock Option Plan for Non-employee Directors (the "Directors Plan"). The Directors Plan was amended in 1995 to provide for a one-time grant of an option for 10,000 shares to each non-employee Board member who has been in office for at least three years. Under this Plan, the exercise price is equal to the fair market value per share of the Company's Common Stock on the date of the grant. Pursuant to this Plan, on May 18, 1995, each of Messrs. Alperin and Page were granted options to purchase 13,000 shares of Common Stock at an exercise price of $9.25 per share.

     Each stock option for 3,000 shares granted under the Directors Plan becomes fully exercisable one year after the date of the grant while each option for 10,000 shares becomes fully exercisable six months from the date of grant. An optionee generally may exercise an option granted under the Directors Plan, to the extent vested, only while he or she is a director of the Company and for up to three months thereafter. If a director's service terminates as a result of death, each exercisable option will remain exercisable for a period of one year. In the event of any merger, consolidation, sale of substantially all of the Company's assets or dissolution or liquidation of the Company ("transactions"), all options outstanding under the Directors Plan that are not otherwise exercisable will become immediately exercisable at least twenty (20) days prior to the effective date of such transaction. Unexercised options expire ten years after the date of grant.

                       COMPENSATION AND OTHER INFORMATION
                         CONCERNING EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

     In addition to the incumbent directors and nominees for Class I director, as to whom information is furnished in the table on page 5, the executive officers of the Company also include the following:

     Joseph M. Connolly, age 55, has been Vice President of Operations of the Company since May 1979.

     John N. Colantuone, age 58, has been Vice President of Materials and Engineering of the Company since March 1989.

     Mark H. Dall, age 52, has been Vice President of Information Services since January 1985.

     Adrian E. Roche, age 40, has been Vice President of World Wide Marketing since January 1995. From January, 1992 until December, 1994, Mr. Roche was the Vice President of European Sales of the Company. From 1989 to 1991, Mr. Roche held several managerial positions with Fisher-Price KiddieCraft in the United Kingdom, the last of which was Managing Director.

     Wayne Shea, age 41, has been Vice President of World Wide Sales & Merchandising since January 1995. From July, 1991 to December, 1994, Mr. Shea was the Vice President of Service & Merchandising of the Company and from January 1985 to June 1991 Mr. Shea was Director of Merchandising of the Company.

     John R. Beals, age 41, has been the Controller of the Company since July 1985 and Assistant Treasurer of the Company since January 1990.

EXECUTIVE COMPENSATION


     The following table sets forth the annual and long-term compensation for the fiscal years ended December 31, 1993, 1994 and 1995 paid or accrued by the Company to each of the following (i) the Company's Chief Executive Officer; and
(ii) the Company's four most highly paid executive officers who earned more than $100,000 in the 1995 fiscal year (collectively, the "named officers").

                                              SUMMARY COMPENSATION TABLE
- - ------------------------------------------------------------------------------------------------------------------------
                                                                                    LONG-TERM
                                                                                COMPENSATION AWARDS
                                                       ANNUAL COMPENSATION     ---------------------
            NAME AND                                   -------------------     SECURITIES UNDERLYING        ALL OTHER
       PRINCIPAL POSITION                     YEAR     SALARY     BONUS(1)           OPTIONS(2)          COMPENSATION(3)
- - ------------------------------------------------------------------------------------------------------------------------
Ronald J. Sidman*                             1995    $214,384    $276,667            20,000                 $30,642
Chairman of the Board                         1994     193,539     159,291            10,000                  29,319
  of Directors, Chief                         1993     220,954           0            53,000                  43,770
  Executive Officer and President

Marshall B. Sidman**                          1995      44,165           0                 0                  51,000
Chairman of the Board of                      1994     172,562      57,323                 0                  51,096
  Directors and Chief Executive Officer       1993     197,830           0                 0                  61,500

Benjamin Peltz                                1995     177,363     140,333            10,000                  35,817
Senior Vice President,                        1994     159,645      88,646             8,000                  34,523
  Treasurer and Director                      1993     182,803           0            39,000                  47,945

John N. Colantuone                            1995     112,671      38,442             3,000                  17,228
Vice President of                             1994     105,974      34,929             5,000                  11,952
  Materials and Engineering                   1993     101,342           0            10,000                  17,544

Wayne Shea                                    1995     116,162      39,760             4,000                  17,444
Vice President of                             1994     101,024      33,323             5,000                  11,270
  World Wide Sales &  Merchandising           1993      98,420           0            10,000                  16,944

Adrian E. Roche                               1995     111,822      37,359             2,000                  10,865
Vice President of                             1994      92,853      29,821             5,000                   8,709
  World Wide Marketing                        1993      85,118           0            10,000                   8,218

- - ---------------

(1) The bonus amounts were earned by these individuals in fiscal year 1995 and 1994 under the Company's Annual Incentive Plan. The Company did not make any bonus payments to the named officers for services rendered during the 1993 fiscal year.

(2) These numbers represent options to purchase shares of the Company's Common Stock granted pursuant to the Company's 1993 Equity Incentive Plan and have been adjusted to reflect the Company's 2-for-1 stock split in December 1995. See "Options/ SAR Grants in Last Fiscal Year" for more detailed information on such options.

(3) The amounts shown in this column reflect (i) insurance premium payments made on behalf of the following named officers by the Company during the 1995 fiscal year for life insurance policies: Marshall B. Sidman -- $51,000; Ronald J. Sidman -- $12,770; and Benjamin Peltz -- $17,945; and (ii) contributions made by the Company to the Company's defined contribution pension and 401(k) plans on behalf of the following named officers: Ronald
    J. Sidman -- $17,872; Benjamin Peltz -- $17,872; John N. Colantuone -- $17,228; Wayne Shea -- $17,444; and Adrian E. Roche -- $10,865.

  * Mr. Ronald J. Sidman was elected to the offices of Chairman of the Board and Chief Executive Officer on March 28, 1995.

 ** Mr. Marshall B. Sidman died on March 24, 1995.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth grants of stock options pursuant to the Company's 1993 Equity Incentive Plan during the 1995 fiscal year to the named officers reflected in the Summary Compensation Table above:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
- - --------------------------------------------------------------------------------

                                                                             POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED ANNUAL
                     NUMBER OF     PERCENTAGE OF                             RATES OF STOCK PRICE
                     SECURITIES  TOTAL OPTIONS/SARS                         APPRECIATION FOR OPTION
                     UNDERLYING      GRANTED TO     EXERCISE                        TERM(2)
                    OPTIONS/SARS    EMPLOYEES IN    PRICE PER  EXPIRATION   -----------------------
       NAME          GRANTED(1)     FISCAL YEAR     SHARE(1)      DATE          5%          10%
- - ---------------------------------------------------------------------------------------------------
Marshall B. Sidman          0
Ronald J. Sidman       20,000           19.4%        $ 9.831     3/23/00      $31,510     $91,254
Benjamin Peltz         10,000            9.7           8.938     3/23/00       24,693      54,564
John N. Colantuone      3,000            2.9           8.938     3/23/00        7,408      16,369
Wayne Shea              4,000            3.9           8.938     3/23/00        9,877      21,826
Adrian E. Roche         2,000            1.9           8.938     3/23/00        4,939      10,913

- - ---------------

(1) All of the amounts shown in the table above have been adjusted to reflect the Company's 2-for-1 stock split in December, 1995. Incentive stock options were granted in 1995 pursuant to the Company's 1993 Equity Incentive Plan (the "Plan"). The exercise price of the options granted to all the named officers, other than Mr. Ronald J. Sidman, was equal to the fair market value (the closing sale price) of the Company's shares on the date of the grant, March 23, 1995. The exercise price of the options granted to Mr. Sidman was 110% of the fair market value of the Company's shares on such date. The options are exercisable in three equal annual installments beginning on March 23, 1996. The post-retirement exercise period for exercisable options is generally three months. In the event the Company is acquired (through consolidation or merger or sale of substantially all of the Company's assets), all outstanding stock options terminate unless the Committee administering the Plan, in its discretion, accelerates the exercisability of the outstanding options.

(2) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Company's common stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

OPTION EXERCISES AND FISCAL YEAR-END VALUES


     The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the Company's 1993 Equity
Incentive Plan including the number of unexercised options outstanding on
December 31, 1995 and the value of such unexercised options on December 31,
1995.
                            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                  AND FISCAL YEAR-END OPTIONS/SAR VALUES
- - --------------------------------------------------------------------------------------------------------

                                                  NUMBER OF SECURITIES
                                                       UNDERLYING               VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS/SARS        IN-THE-MONEY OPTIONS
                                                  AT FISCAL YEAR END(1)         AT FISCAL YEAR END(2)
                   SHARES ACQUIRED   VALUE     ---------------------------   ---------------------------
NAME                 ON EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - --------------------------------------------------------------------------------------------------------
Marshall B. Sidman          --           --            0              0               0              0
Ronald J. Sidman            --           --       38,670         44,330        $197,300       $148,800
Benjamin Peltz              --           --       28,668         28,332         161,400        125,400
John N. Colantuone          --           --        8,336          9,664          47,600         45,300
Wayne Shea                  --           --        8,336         10,664          47,600         47,300
Adrian E. Roche          5,002      $25,322        4,998          7,000          29,000         32,900

- - ---------------

     (1) All of these amounts have been adjusted to reflect the Company's 2-for-1 stock split effected in December, 1995.

     (2) Value is based on the difference between the option exercise price and the fair market value at 1995 fiscal year end ($10.875 per share -- the closing sale price on the Nasdaq National Market) multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

     In August, 1994, the Company entered into an employment agreement (the "Agreement") with Mr. Jerome M. Karp ("Mr. Karp"). The Agreement provides that Mr. Karp will continue to be employed by the Company on a reduced-time basis for a period of five years until his retirement from the Company in August, 1999 (the "Term") and will continue to serve as the Vice Chairman of the Board of Directors subject to election by the Board of Directors. The Agreement provides for an annual salary of $100,000 and participation by Mr. Karp in the benefits and benefit plans provided by the Company to its executive officers during the Term, except the Company's Annual Incentive Plan and 1993 Equity Incentive Plan.

     If Mr. Karp terminates the Agreement for any reason, or if Mr. Karp is terminated for cause, his right to salary and the benefits terminate. In the event of Mr. Karp's death, the Company will pay to Mr. Karp's legal representative the lesser of $100,000 or the balance of salary due Mr. Karp in the fifth year of the Term. In the event Mr. Karp becomes disabled, the Company will pay Mr. Karp the sum of $100,000 in 12 equal monthly installments. In the event of certain corporate transactions (merger, sale of all or substantially all of the Company's assets, or sale of a majority of the Company's Common Stock) the Agreement terminates and the Company will pay Mr. Karp in a lump sum payment, the lesser of $100,000 or the balance of salary due Mr. Karp in the fifth year of the Term.

     As additional consideration for entering into the Agreement, Mr. Karp has agreed not to disclose the Company's confidential information and not to compete with the Company or solicit its employees or customers during the Term and for a five-year period following termination of his employment.

     On March 23, 1995, the Company entered into employment agreements (the "Agreements") with Messrs. Ronald J. Sidman and Benjamin Peltz (the "Executives"). Unless otherwise indicated, the provisions of the Agreements are substantially similar. The respective Agreements provide that, initially, Mr. Sidman will serve as President and Mr. Peltz will serve as Senior Vice President and Treasurer of the Company, in each case for a term of five years, provided, however, that the Agreements are automatically renewed for additional three-year periods unless either party gives the other party notice of termination at least 90 days prior to the expiration of the initial or any renewal term (the "Term"). The initial base salaries under the Agreements are $214,000 for Mr. Sidman and $177,000 for Mr. Peltz, which amounts may be increased or decreased during the Term in the discretion of the Compensation Committee ("Salary"). The Executives are also entitled to participate in the Company's Annual Incentive Plan ("Annual Bonus"), the Company's 1993 Equity Incentive Plan, and the benefits and benefit plans provided by the Company to its other executive officers during the Term ("Benefits").

     If an Executive is terminated for cause, the Salary and Benefits of the Executive cease immediately and the Executive will not be entitled to receive an Annual Bonus for the year in which the termination for cause occurs. In the event of an Executive's death, the Company will pay the Executive's legal representative an amount equal to his Salary then in effect, in 12 equal monthly installments. In the event an Executive becomes disabled, the Executive will receive an amount equal to his Salary then in effect, in 12 equal monthly installments. Any Annual Bonus amounts due an Executive in the year of his death or disability will be paid on a pro rata basis. In the event the Company or an Executive terminates the Agreement for any reason (other than death, disability or cause), any Annual Bonus to which an Executive is entitled will be paid on a pro rata basis.

     In consideration for their obligation not to disclose the Company's confidential information and not to compete with the Company or solicit its employees during the Term and for a two-year period following termination of their employment by either party for any reason (other than death, disability or cause), the Executives will receive their Salary and Benefits (then in effect) for such two year period less any amount earned by the Executives from other employment during such period.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee, consisting of the Company's two non-employee directors, is responsible for establishing the compensation of the Company's executive officers and administering and granting stock options and other awards to the Company's executive officers under the Company's 1993 Equity Incentive Plan. The Committee has furnished this report concerning compensation of the executive officers for the fiscal year ended December 31, 1995.

     The compensation of the executive officers in 1995 consisted of base salary, stock option awards and annual incentive cash awards under the Company's Annual Incentive Plan.

BASE SALARY

     At the beginning of each fiscal year the Committee establishes the base salaries of the Chief Executive Officer ("CEO") and the Company's other executive officers. The base salaries of these executive officers are based on general salary information on companies of similar size, and the Committee believes such salary levels are in the mid-range for such companies. The executive officers' salaries are also based on the responsibilities, experience, and individual performance of each officer, taking into account the past and expected future contributions to the Company of such officer.

     In addition, the Committee also considers the per-share earnings of the Company, the Company's growth in net earnings and sales over the years, the market valuation of the Company's Common Stock, and current economic and business conditions in determining the base salaries of the executive officers. Based on all these considerations, the Committee established for fiscal year 1995 an increase of approximately 10% in the base salaries of Messrs. Marshall
B. Sidman, Ronald J. Sidman and Benjamin Peltz (the "Senior Executive

Officers") so as to make their 1995 base salaries equal to their base salaries in 1992. The base salaries for the other executive officers of the Company were increased with a cost-of-living adjustment; however, the base salaries of two executive officers were increased as a result of promotions during 1995 and the assumption of additional duties. In August 1994, the Company entered into a 5-year employment agreement with Jerome M. Karp, under which Mr. Karp will continue to be employed by the Company, on a reduced-time basis. Such agreement reduced his base salary to $100,000 per annum (see "Employment Agreements").

ANNUAL INCENTIVE PLAN

     Each executive officer was eligible to receive an annual incentive cash payment for 1995 under the Company's Annual Incentive Plan. Payment of such incentive awards to the officers under the Annual Incentive Plan was contingent upon the Company's achievement in 1995 of substantial net earnings in relation to varying profit targets established by the Committee. The Committee determined that in the event the Company achieved the profit targets in 1995, a bonus pool equal up to 6% of pre-tax profit (after payment of bonuses to all other executive officers and employees) would be divided amongst the Senior Executive Officers (excluding the late Marshall B. Sidman) according to a pre-determined formula. The payment to the other executive officers for 1995 was equal to 34% of an officer's base salary.

STOCK OPTIONS

     In order to align the interests of senior management and the Company's other executive officers towards the enhancement of corporate value, and to further motivate the Company's executive officers to concentrate on the long-term growth of the Company, the Company in 1995 granted options to purchase the Company's stock to the President and the Treasurer, and other executive officers. Such stock options were not granted pursuant to any formula. No options were granted to the Vice Chairman of the Board, who concurred with the Committee that the long-term interests of the Company's stockholders would best be served by providing incentive to the Company's other executive officers in order to further increase their individual contributions to the Company and assist the Company to achieve its strategic goals.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     The new Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits a company's ability to take a deduction for federal tax purposes for certain compensation paid to its executive officers. The Company currently expects that all compensation payable to executive officers during fiscal year 1995 will be deductible by the Company for federal income tax purposes. The Committee's policy with respect to compensation to be paid to executive officers is to structure compensation payments to executive officers so as to be deductible under Section 162(m).

     Submitted by the Compensation Committee of the Company's Board of
Directors:

                 Merton N. Alperin                 Fred T. Page

                            STOCK PERFORMANCE CHART


     The following graph compares the cumulative total stockholder return on the Company's common stock during the five fiscal years ended December 31, 1995 with the cumulative total return on the NASDAQ-USA Index and the NASDAQ SIC #30
Index. The comparison assumes that the value of the investment in the Company's common stock and in each index was $100 on December 29, 1990 and that all dividends were reinvested.


   MEASUREMENT PERIOD        THE FIRST                 NASDAQ -SIC
  (FISCAL YEAR COVERED)      YEARS INC.   NASDAQ - USA     #30
         1990                  100.00       100.00       100.00
         1991                  191.30       160.55       197.04
         1992                  178.57       186.85       176.47
         1993                  146.53       214.50       182.59
         1994                  286.34       209.67       161.99
         1995                  326.62       296.51       177.16

     Note: The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from the Center for Research in Security Prices (CRSP) at the University of Chicago, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

     The list of firms on the NASDAQ exchange changes constantly and CRSP continuously updates its data on NASDAQ stock prices; therefore, the performance of the NASDAQ indexes may vary slightly from one proxy statement to the next.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent Stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the Company's executive officers and directors that no other reports are required, during 1995 all Section 16(a) filing requirements applicable to the executive officers, directors and greater than ten percent beneficial owners were complied with.

                 INFORMATION REGARDING AUDITORS OF THE COMPANY
                                (NOTICE ITEM 2)

     Deloitte & Touche LLP were the Company's auditors for the fiscal year ended December 31, 1995, and the Board of Directors has selected them to act as auditors for the fiscal year 1996, subject to ratification of such selection by the stockholders. Unless otherwise directed by the stockholders, proxies will be voted for a resolution ratifying the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors for the fiscal year 1996.

     A representative of Deloitte & Touche LLP is expected to attend the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR 1996. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in this connection.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 10, 1996 for inclusion in the proxy statement for that meeting.

                                            By Order of the Board of Directors


                                            EVELYN SIDMAN
                                                Clerk

Dated: April 15, 1996

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                            THE FIRST YEARS INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 16, 1996

The undersigned stockholder of The First Years Inc. (the "Company") hereby appoints Ronald J. Sidman, Benjamin Peltz and Gitta M. Kurlat (each with power to act without the others and with power of substitution) proxies to represent the undersigned at the Annual Meeting of the Stockholders of the Company to be held on May 16, 1996 and at any adjournment thereof, with all the power the undersigned would possess if personally present, and to vote, as designated on the reverse side of this card, all shares of Common Stock of the Company which the undersigned may be entitled to vote at said Meeting, hereby revoking any proxy heretofore given.

Each of the matters referred to on the reverse side of this card is more fully described in the Notice of and Proxy Statement for the Meeting, receipt of which is hereby acknowledged. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEMS (1) AND (2) AND THAT YOU GRANT THE PROXIES DISCRETIONARY AUTHORITY
TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ABOVE. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS UNLESS IT IS A BROKER NON-VOTE.

- - --------------------------------------------------------------------------------
                PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND
                     RETURN PROMPTLY IN ENCLOSED ENVELOPE
- - --------------------------------------------------------------------------------
Please sign this proxy exactly as your name appears on the books of the
Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?
____________________________________      ______________________________________

____________________________________      ______________________________________

____________________________________      ______________________________________




/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                                  With   For All
                                           For    hold   Except                                                For  Against  Abstain
   1.)  Election of Class I Directors:     / /    / /     / /         2.)  Proposal to ratify the selection
                                                                           of Deloitte & Touche LLP as
        JEROME M. KARP, FRED T. PAGE                                       auditors for the Company for the
                                                                           fiscal year 1996.                   / /     / /     / /
   If you do not wish your shares voted "FOR" a particular
   nominee, mark the "FOR ALL EXCEPT" box and strike a line           3.)  In their discretion, the Proxies are authorized to
   through the nominee(s) name. Your shares will be voted                  vote upon such other busines as may properly come
   for the remaining nominee(s).                                           before the meeting or any adjournment thereof.

   RECORD DATE SHARES:                                                     Mark box at right if comments or address change    / /
                                                                           have been noted on the reverse side of this card.

             REGISTRATION

Please be sure to sign and date this Proxy         Date



Shareholder sign here                    Co-owner sign here
